Exhibit 99.1
FOR IMMEDIATE RELEASE
CKX, INC.
Media Contact: Sean Cassidy
212-981-5233
Ed Tagliaferri
212-981-5182
CKX Special Committee to Consider Proposal From 19X
New York – May 23, 2008 – CKX, Inc. (NASDAQ: CKXE), announced today that the Special Committee of its Board of Directors is scheduled to meet on Tuesday, May 27, to consider the proposal made by 19X, Inc. on May 12, 2008. Citing material changes in the market for media companies and buyout transactions in general, 19X had proposed a new purchase price of $12.00 per share and had requested an extension of the outside deadline for closing the transaction to September 30, 2008. The Board of Directors of CKX is scheduled to meet on Tuesday, May 27, following the meeting of the Special Committee, to consider any recommendation made by the Special Committee.
If an agreement on the revised offer can be reached, the Company intends to file revised proxy materials immediately following such agreement.
About CKX, Inc.
CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. On June 1, 2007, CKX entered into a merger agreement with 19X, Inc., a private company owned and controlled by Mr. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX, that will result in the sale of CKX to 19X. For more information about CKX, Inc., visit its corporate website at www.ckx.com.

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